Exhibit 3.1

Amendment to Amended and Restated By-Laws of Endeavour International Corporation

WHEREAS, Endeavour International Corporation (the “Company”) has heretofore adopted the Amended and Restated By-Laws (the “Restated By-Laws”) of the Company; and

WHEREAS, the Company desires to further amend the Restated By-Laws in order for the Company to be eligible to participate in a direct registration program as required by Section 135 of the American Stock Exchange’s Company Guide;

NOW, THEREFORE, the Restated By-Laws are hereby amended, effective as of December 12, 2007, as follows:

1. ARTICLE V Capital Stock shall be amended and restated in its entirety to read as follows:

“ARTICLE V
Capital Stock

Section 1. Certificated and Uncertificated Shares. The Board of Directors shall be authorized to issue any of the classes or series of shares of the capital stock of the corporation with or without certificates. The fact that the shares are not represented by certificates shall have no effect on the rights and obligations of stockholders. If the shares are represented by certificates, such shares shall be represented by consecutively numbered certificates signed by the President or a Vice-President and the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the corporation, certifying the number of shares owned by the stockholder in the corporation. If the corporation shall be authorized to issue more than one class of stock or more than one series of any class, the designations, preferences and relative, participating, optional or other special rights of the various classes of stock or series thereof and the qualifications, limitations or restrictions of such rights, shall be set forth in full or summarized on the face or back of the certificate, which the corporation shall issue to represent such stock.

If a certificate is countersigned or otherwise authenticated (1) by a transfer agent other than the corporation or its employees and (2) by a registrar other than the corporation or its employees, the signatures of the officers of the corporation may be facsimiles. In case any officer who has signed or whose facsimile signature has been placed upon a certificate shall cease to be such officer before such certificate is issued, such certificate may be issued with the same effect as though the person had not ceased to be such officer. The seal of the corporation, or a facsimile thereof, may, but need not be, affixed to certificates of stock.

If shares are not represented by certificates, within a reasonable time following the issue or transfer of such shares, the corporation shall send the stockholder a written statement of all of the information required to be provided to holders of uncertificated shares by the Nevada General Corporation Law.

Section 2. Surrendered: Lost or Destroyed Certificates. The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost or destroyed upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost or destroyed. When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require and/or give the corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost or destroyed.

           Section 3. Replacement Certificates. Upon surrender to the corporation or the transfer agent of the corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the corporation, if it is satisfied that all provisions of the laws and regulations applicable to the corporation regarding transfer and ownership of shares have been complied with, to issue a new certificate to the person entitled thereto (provided, however, if the Board of Directors determines or has determined that the ownership of such shares shall be represented by uncertificated shares, the corporation need not issue a new certificate but shall provide the stockholder with a written statement of all of the information required to be provided to holders of uncertificated shares by the Nevada General Corporation Law), cancel the old certificate and record the transaction upon its books.

  Section 4. Record Date. The Board of Directors may fix in advance a date not exceeding sixty (60) days nor less than ten (10) days preceding the date of any meeting of stockholders, or the date for the payment of any distribution, or the date for the allotment of rights, or the date when any change or conversion or exchange of capital stock shall go into effect, or a date in connection with obtaining the consent of stockholders for any purpose, as a record date for the determination of the stockholders entitled to notice of and to vote at any such meeting, and any adjournment thereof, or entitled to receive payment of any such distribution, or to give such consent, and in such case, such stockholders, and only such stockholders as shall be stockholders of record on the date so fixed, shall be entitled to notice of and to vote at such meeting, or any adjournment thereof, or to receive payment of such distribution, or to receive such allotment of rights, or to exercise such rights, or to give such consent, as the case may be, notwithstanding any transfer of any stock on the books of the corporation after any such record date fixed as aforesaid.

          Section 5. Registered Owner. The corporation shall be entitled to recognize the person registered on its books as the owner of shares to be the exclusive owner for all purposes including voting and distribution, and the corporation shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Nevada. ”

2. Except as modified herein, the Restated By-Laws are hereby specifically ratified and affirmed.